Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of this 27th day of April, 2007, by and between BE Aerospace, Inc., a Delaware corporation (the “Company”) and Michael B. Baughan (the “Executive”).

RECITALS

WHEREAS, the Executive and the Company entered into an Amended and Restated Employment Agreement dated as of December 31, 2005 (the “Employment Agreement”) pursuant to which the Executive serves as the Company’s President and Chief Operating Officer;

WHEREAS, the Executive, having provided services to the Company since May 28, 1999, agrees to provide services for an additional period as provided herein and the Company wishes to procure such services; and

WHEREAS, the Executive and the Company wish to amend and restate the Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1. Reference to Employment Agreement. The Employment Agreement is hereby restated, superseded and replaced in its entirety by this Agreement.

2. Employment. Unless otherwise terminated pursuant to the provisions of Section 5 hereof, the Executive shall provide to the Company services hereunder during the term of his employment under this Agreement, which shall be the period ending three (3) years from any date as of which the term is being determined (the “Employment Term”). The date on which the Employment Term ends, including any extensions thereof, is sometimes hereinafter referred to as the “Expiration Date.”

3. Position and Duties. The Executive shall serve the Company in the capacity of President and Chief Operating Officer, or in such other positions as the Chief Executive Officer of the Company, his designee or the Board of Directors of the Company (the “Board”) may designate from time to time, and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity, as the Chief Executive Officer of the Company, his designee or the Board shall determine in its sole discretion. The Executive shall report directly to the Chief Executive Officer of the Company. The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company. Consistent with the Company’s practices, the Executive’s performance will be reviewed by the Chief Executive Officer on at least an annual basis.

4. Compensation.

(a)     Salary. During the Employment Term, the Executive shall receive a salary (the “Salary”) payable at the rate of four hundred eighty five thousand dollars ($485,000) per annum. Such rate shall be subject to adjustment from time to time by the Board; provided, however, that it shall at no time be adjusted below the Salary for the preceding year. On January 1st of each year during the Employment Term, the Salary shall be increased by an amount not less than the amount determined by applying to the Salary then in effect the percentage increase in the U.S. Bureau of Labor Statistics Consumer Price Index Revised - Urban Wage Earners and Clerical Workers - National - All Items (1982-84=100) (the “Index”) for the twelve (12) month period (January through December) immediately preceding such January 1st. If the Index is no longer issued, the Board and the Executive shall agree upon a substitute adjustment index issued by such agency that most reasonably reflects the criteria utilized in the most recent issue of the Index. Except as otherwise provided in this Agreement, the Salary shall be payable biweekly or in accordance with the Company’s current payroll practices, less all required deductions.

(b)    Incentive Bonus. During the Employment Term, the Executive may receive an incentive bonus (the “Bonus”) of up to 120% of the Salary for each fiscal year or portion thereof during which the Executive has been employed hereunder as determined by the Board at the end of the applicable fiscal year in its sole discretion.

(c)    Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company’s policies in effect from time to time.

(d)    Benefits. During the Employment Term, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident, and other employee benefit plans, programs and arrangements made generally available by the Company to its executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. In accordance with the Company policies as in effect from time to time, the Executive shall also be entitled to paid vacation in any fiscal year during the Employment Term as well as all paid holidays given by the Company to its employees. In addition, upon termination of Executive’s employment with the Company due to his death or Incapacity or contemporaneously with a Change of Control, the Executive and his spouse and eligible dependents shall be entitled on similar terms and conditions as active executives, for a period of two (2) years, to participate in all medical, dental and health benefit plans available to the Company’s executive officers from time to time to the extent the Company plans constitute welfare plans for purposes of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”).

(e)    Automobile. During the Employment Term, the Executive shall be furnished with an automobile allowance of one thousand one hundred dollars ($1,100) per month.

(f)    Equity Awards. During the employment term, the Executive shall be eligible to participate in the Company's equity award program with the timing and amount of equity awards determined by the Board in its sole discretion. Notwithstanding any provision in the applicable award documents, the Executive's equity awards will immediately become fully vested and unrestricted (i) upon the termination of the Executive's employment by the Company without Cause or due to the Executive's death or Incapacity (as defined below) and (ii) upon a Change of Control.

5. Termination and Compensation Thereon.

(a)    Termination. Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason. The term “Termination Date” shall mean the date on which a termination is to be effective pursuant to the notice of termination given by the party terminating the employment relationship.

(b)    Death.
(i)     Executive’s employment hereunder shall terminate upon his death. In such event, the Company shall, within thirty (30) days following the date of death, pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, a lump sum amount equal to (i) the Salary (at the rate in effect as of the Termination Date) that would have been due to the Executive had this Agreement been in effect and he remained employed from the date of his death until the Expiration Date, (ii) any accrued and unpaid Salary through the date of death, and (iii) any bonuses declared to be payable to Executive for any fiscal periods of the Company ending prior to his date of death.

(ii)    Upon Executive’s death during or after the Employment Term, the Company shall, within thirty (30) days following the date of death, also pay to such person as Executive shall have designated in a notice filed with the Company, or if no such person shall have been designated, to his estate, a lump-sum death benefit in the amount of $1.5 million in accordance with the Death Benefit Agreement attached as Exhibit A hereto.

(iii)   Following the Executive’s death, his spouse and eligible dependents shall be entitled to continuation of medical, dental and health benefits for two (2) years pursuant to Section 4(d) hereof.

(iv)   Upon Executive’s death, the Retirement Compensation provided in Section 5(h) shall vest in full and the Company shall pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, a lump-sum amount equal to the entire remaining unpaid balance of the Retirement Compensation accrued through his date of death.

(c)    Incapacity. If, in the reasonable judgment of the Board, as a result of the Executive's incapacity due to physical or mental illness or otherwise, the Executive shall for at least six (6) consecutive months during the Employment Term have been unable to perform his duties under this Agreement on a full-time basis, the Company may terminate the Executive's employment hereunder by notice to the Executive. In such event, the Company shall (i) through the Expiration Date, continue to pay the Executive his Salary and automobile allowance in accordance with the Company’s payroll practices (at the rate in effect as of the Termination Date), (ii) provide the Executive and his spouse and eligible dependents with continuation of medical, dental and health benefits for two (2) years pursuant to Section 4(d) hereof and (iii) pay to the Executive (A) any accrued and unpaid Salary through the Termination Date and (B) any bonuses declared to be payable to Executive for any fiscal periods ending prior to the Termination Date. In addition, upon a termination due to incapacity, the Retirement Compensation provided in Section 5(h) shall vest in full and the Company shall pay to the Executive a lump-sum amount equal to the entire remaining unpaid balance of the Retirement Compensation accrued through the Termination Date. Any dispute between the Board and the Executive with respect to the Executive's incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Board and the Executive, whose decision shall be binding on all parties.

(d)    Termination by the Company for Cause; Resignation by the Executive. If the Executive's employment is terminated by the Company for Cause or the Executive resigns his employment for any reason, the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for payment of any accrued and unpaid Salary through the Termination Date. If the Executive’s employment is (i) terminated for Cause at any time or (ii) the Executive resigns his employment for any reason prior to the Vesting Date (as defined in Section 5(h)(ii), the Executive shall immediately forfeit all rights to the Retirement Compensation provide for in Section 5(h). For purposes of this Agreement, "Cause" shall mean (i) the Executive's material failure, refusal or neglect to perform and discharge his duties and responsibilities hereunder (including duties prescribed by the Board pursuant to Section 3), other material breach of the terms hereof, or breach of any fiduciary duties he may have because of any position he holds with the Company or any subsidiary or affiliate thereof or (ii) a felony conviction or a conviction for any crime involving the Executive's personal dishonesty or moral turpitude.

(e)    Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. In such event, the Company shall pay to the Executive (i) any accrued and unpaid Salary through the Termination Date, (ii) any bonuses declared to be payable to Executive for any fiscal periods of the Company ending prior to the Termination Date and (iii) a lump sum equal to his Salary from the Termination Date through the Expiration Date. In addition, upon the termination of the Executive’s employment without Cause, the Retirement Compensation provided in Section 5(h) shall vest in full and the Company shall pay to the Executive a lump-sum amount equal to the entire remaining unpaid balance of the Retirement Compensation accrued through the Termination Date.

(f)    Change of Control.

(i)     Upon a “Change of Control”, the Retirement Compensation provided in Section 5(h) shall vest in full. In addition, if contemporaneously with a Change of Control, the Executive’s employment is terminated without Cause, within thirty (30) days after the Termination Date, the Company or its successor in interest shall (i) pay to the Executive a lump-sum amount equal to three (3) times the Executive’s Salary (at the rate in effect as of the Termination Date), which lump sum amount shall not be pro-rated, (ii) provide the Executive and his spouse and eligible dependents with continuation of medical, dental and health benefits for two (2) years pursuant to Section 4(d) hereof and (iii) pay to the Executive a lump-sum amount equal to the entire remaining unpaid balance of the Retirement Compensation accrued through the Termination Date. For purposes of this Agreement, a “Change of Control” shall have the meaning ascribed thereto under Section 409A the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder. The obligations of the Company pursuant to this Section 5(f) shall survive any termination of this Agreement or the Executive’s employment or any resignation of such employment by the Executive pursuant to this Section 5(f).

(ii)    Grantor Trust. If, at any time during the Employment Term the Board determines that a Change of Control is likely to occur, the Company hereby agrees to establish a grantor trust pursuant to Subpart E, part I, subchapter J, chapter I, subtitle A of the Code. The grantor trust shall serve as a vehicle for accumulating assets to secure its potential obligations to the Executive in the event of a Change of Control. Notwithstanding the establishment of a trust, the Company’s obligation upon a Change of Control may be paid from the general assets of the Company or from assets of the trust. Any trust so established and any assets held therein will be subject to the claims of the Company’s creditors.

(g)    Certain Additional Payments by the Company.

(i)     Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) including, without limitation any additional payments required under this Section 5(g) (a "Payment") would be subject to an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment to the Executive (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rates of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local income taxes.

(ii)    Subject to the provisions of paragraph (iii) of this Section 5(g) all determinations required to be made under this Section 5(g), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5(g), shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(g) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(iii)   The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall;

(A)    give the Company any information reasonably requested by the Company relating to such claim;

(B)    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(C)    cooperate with the Company in good faith in order effectively to contest such claim; and

(D)    permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(g)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)   If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(g)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(g)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(g)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(h)    Retirement Compensation

(i)  Subject to vesting pursuant to Section 5(h)(ii), if Executive’s employment is terminated for any reason other than Cause, the Company shall pay to Executive a lump sum amount equal to the amount by which (A) the product of (1) one-half multiplied by Executive’s average annual salary for the three (3) year period preceding the Termination Date times (2) the number of years (including any partial year) since April 27, 2007 (the “Retirement Compensation”) exceeds (B) the sum of any amounts previously distributed to Executive pursuant to Sections 5(h)(iii) and (iv). The lump sum amount to be paid shall not be present-valued or otherwise reduced by use of any other discount or discounting method. To the extent vested, the payment will be made to Executive within five (5) business days following the Termination Date.

(ii)  The Retirement Compensation will vest in full on April 26, 2012 (the “Vesting Date”) provided that the Executive remains continuously employed through the Vesting Date. In addition the Retirement Compensation will vest in full upon (i) the Executive’s termination of employment due to (A) death pursuant to Section 5(b), (B) incapacity pursuant to Section 5(c) or (C) by the Company without Cause pursuant to Section 5(e) and (ii) a Change of Control. Except as otherwise provided herein, prior to vesting pursuant to this Section 5(h)(ii), the Executive’s rights to the Retirement Compensation shall be the mere contractual right of an unsecured creditor. Prior to the Vesting Date the Company may elect to establish a trust pursuant to Subpart E, part I, subchapter J, chapter I, subtitle A of the Code. Any trust so established and any assets held therein will be subject to the claims of the Company’s creditors.

(iii)  Within ninety (90) business days following the Vesting Date, the Company shall establish a trust (the “Retirement Trust”) for the remaining duration of the Employment Term, and, commencing on the Vesting Date and on a quarterly basis, thereafter (each a “Contribution Date”) the Company shall contribute to the Retirement Trust for the benefit of the Executive an amount equal to (A) the Retirement Compensation that would be payable to Executive under Section 5(h)(i) if the Contribution Date was his Termination Date minus (B) the total of all contributions made to the Retirement Trust by the Company as of such Contribution Date. The Retirement Trust to which the Company shall make these contributions shall be irrevocable. The Retirement Trust shall provide that the Executive may withdraw from the Retirement Trust, within the thirty (30)-day period beginning on the date on which he receives notice from the Company that the Company has made a contribution pursuant to this Section 5(h)(iv) an amount up to but not to exceed the amount of that contribution. If and to the extent that the Executive fails to exercise this withdrawal right within the thirty (30)-day periods, such withdrawal right shall lapse. The Retirement Trust also shall contain such other provisions as the Company and the Executive reasonably agree are necessary in order for the Retirement Trust to qualify as a grantor trust under Section 671 of the Code with the Executive as the grantor. The trust agreement for the Retirement Trust shall provide that any assets remaining in the Retirement Trust, after payment of all the retirement compensation payable pursuant to this Section 5(h)(iii), shall be payable to the Executive, and that prior to payment of such retirement compensation, the assets of the Retirement Trust shall be exempt from the claims of the Company’s creditors.

(iv)  As of the last day of each calendar quarter ending on or after the Vesting Date, during the Employment Term, the trustee of the Retirement Trust shall be required to distribute to Executive 25% of the amount of the Assumed Taxes that the Company reasonably estimates will be payable by Executive for the calendar year for which the distribution is being made and as a result of his beneficial interest in the Retirement Trust. For this purpose, the term “Assumed Taxes” shall mean the federal, state and local income and employment taxes that would be payable by Executive for the year in question, assuming that the amount taxable would be subject to the highest federal and applicable state and local income and employment tax rates.

6. Amendments. No amendment to this Agreement or any schedule hereto shall be effective unless it shall be in writing and signed by each party hereto.

7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414
Attention: Chief Executive Officer

with a copy to:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414
Attention: General Counsel

If to the Executive, to him at:

Michael B. Baughan
343 Fairfax Drive
Winston-Salem, NC 27104

8. Unfunded Status. This Agreement is intended to constitute an unfunded plan for incentive compensation. Except with respect to the Retirement Compensation following the Vesting Date, nothing contained herein shall give the Executive any rights that are greater than those of a general unsecured creditor of the Company. In its sole discretion, the Stock Option and Compensation Committee of the Board may authorize the creation of trusts, acquisition of life insurance policies or other arrangements to meet the obligations created under this Agreement.

9. Entire Agreement. This Agreement and the Option Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties; provided, however, that this Agreement shall not supersede the Proprietary Rights Agreement dated as of the date hereof between the Executive and the Company attached as Exhibit A which is incorporated herein by reference.

10. Headings. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

11. Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

13. Withholding. Without limiting the effect of Sections 5(g) and 15 hereof, all payment made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14. Legal Fees. In the event of a dispute between the parties with respect to any payments due hereunder in connection with a Change of Control, the Company will pay the costs of any legal fees and related expenses incurred in connection with such dispute. Such costs and expenses shall be advanced to the Executive currently as reasonably required to continue such action or proceeding.

15. Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Section 409A of the Code he shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is the first business day following the date that is six months after the Executive’s termination of employment for any reason other than death or (ii) the Executive’s date of death. The provisions of this Section 14(a) shall only apply if required to comply with Section 409A of the Code.

(b) If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A of the Code, the Company may, in its sole discretion and without the Executive's consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A of the Code or (ii) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, provided, however, that there shall be maintained, to the maximum extent practicable, the original intent and economic benefits to the Executive of the applicable provision without contravening the provisions of Section 409A of the Code. This Section 15(b) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A of the Code.

(c) The provisions of Section 5(g) of this Agreement, mutatis mutandis, shall apply to any imposition of taxes on the Executive under Section 409A of the Code so that the Executive shall be fully grossed up for the amount of, and shall not be adversely affected by, such taxes.

16. Enforceability; Waiver. The invalidity and unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

17. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may be assigned by the Company. The Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

18. Survival. The entitlement of the Executive and the obligations of the Company pursuant to Sections 5 and 15 hereof and the provisions of Section 6-13 and 15-18 hereof shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive's employment, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE

____________________________________
Michael B. Baughan

BE AEROSPACE, INC.

_________________________________
Name:
Title:

Exhibit A

Death Benefit Agreement

Exhibit B

Proprietary Rights Agreement